Exhibit 99.1

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release
February 3, 2010

Investor Contact: Mark H. Tubb
Vice President - Investor Relations
813.871.4027
mtubb@walterenergy.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2009 EARNINGS

Company Reports Fourth Quarter 2009 Earnings from Continuing Operations of $0.62 Per Diluted Share;
Full-Year Earnings from Continuing Operations of $2.64 Per Diluted Share

Record Sales Volumes Expected in 2010 on Incremental Longwall Tons and Strong Demand for Premium
Hard Coking Coal

Company Settles Remaining 2008-2009 Carryover Tons; Expects to Deliver Approximately 1.3 Million
Short Tons by April 2011 at Prices in Excess of $315 Per Metric Ton FOB Port

(TAMPA, Fla.) - Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium hard coking coal for the global steel industry, today reported income from continuing operations of $33.3 million, or $0.62 per diluted share, for the quarter ended Dec. 31, 2009, compared to $97.0 million, or $1.77 per diluted share in the fourth quarter 2008.

“Our premium hard coking coal business demonstrated its resilience last year, as we produced and sold more of our Blue Creek coal in 2009 than in 2008, despite historic lows in global steel capacity utilization,” said Walter Energy Chief Executive Officer Victor P. Patrick. “As we look to 2010, we see significant upside potential as we expect to increase sales to record levels and to achieve record average realized pricing.”

Fourth Quarter 2009 Financial Results

Net sales and revenues for the fourth quarter 2009 totaled $236.3 million compared to $365.5 million in the prior-year period. Operating income totaled $36.9 million for the quarter, down $91.1 million versus the prior-year period. Revenues were impacted by lower coking coal and metallurgical coke pricing and sales volumes. Lower coking coal pricing contributed to 43 percent of the decrease in revenues, while lower coking coal volumes caused 44 percent of the decrease. In addition, approximately 61 percent of the decline in operating income resulted from lower coking coal pricing, with the remainder primarily due to a decrease in coking coal volumes.

Fourth quarter 2009 results from continuing operations include pre-tax charges of $4.5 million associated with the closure of Walter Coke’s fiber plant, completing the last transaction in the disposition of the Company’s non-energy businesses. Results for the quarter also included favorable tax benefits of $9.7 million related to non-taxable Medicare Part D subsidies and the favorable effect of a state tax rate change. Results in 2008 included a pre-tax credit of $26.9 million for a black lung excise tax refund claim and a pre-tax charge of $32.4 million related to impairment of Taft Coal Sales & Associates’ mineral interests.

Full-Year 2009 Financial Results

For the full year 2009, net sales and revenues were $966.8 million, a decrease of $182.9 million versus the prior year. Approximately 52 percent of the decrease is attributed to lower metallurgical coke pricing and volumes, while the remainder is primarily due to lower coking coal pricing and lower volumes. The variance in coking coal sales volumes was due to lower sales of purchased coal.

Total year operating income was $202.2 million, down $139.0 million versus the prior year, primarily due to lower coking coal, metallurgical coke and natural gas pricing and lower metallurgical coke volumes, with lower pricing of these products making up 55 percent of the decrease in operating income.

Underground Mining

Coking coal sales volumes were 1.4 million tons in the fourth quarter at an average selling price of $126.48 per short ton FOB Port, versus 1.7 million tons at an average price of $167.19 in the prior-year period. The lower sales volumes reflect the impact of approximately 200,000 tons of coal that shipped in early January 2010 due to transportation delays in December. Pricing in the fourth quarter 2009 includes the impact of 0.1 million tons at 2008-2009 carryover pricing of approximately $315 per metric ton, while the sales in the prior-year period included 0.5 million tons at that pricing level.

Total coking coal production in the quarter was 1.4 million tons, down 0.4 million tons versus the prior-year period.  Coking coal production at Mine No. 4 totaled 0.6 million tons in the fourth quarter, down 0.1 million tons compared to the prior year primarily due to a longwall move in the current-year period. Mine No. 7 produced 0.7 million tons in the fourth quarter, 0.3 million tons less than the fourth quarter last year, which included the operation of two longwalls for the full period. The current-year period reflects the operation of two longwalls for two weeks, as the Mine No. 7 East Expansion longwall began in mid December.

Average mine production costs for the period were $67.44 per ton, or $15.16 higher than in the prior-year period. At No. 4, production costs were $61.35 per ton, an increase of $9.76 per ton over the prior year. Production costs at No. 7 were $72.36 per ton compared to $52.74 per ton in the prior-year period. Production costs at both mines were higher than in the prior-year period primarily as a result of reduced production volumes.

The natural gas business sold 1.4 billion cubic feet of gas at an average price of $4.09 per thousand cubic feet in the fourth quarter 2009 compared to 1.8 billion cubic feet an average price of $7.92 per thousand cubic feet in the prior-year period.

Surface Mining

The surface mining segment reported net sales and revenues of $26.0 million in the fourth quarter 2009, compared to $24.1 million in the prior-year period, primarily resulting from higher contract prices. Operating income in the fourth quarter 2009 was $6.4 million, compared to operating income of $3.4 million in the fourth quarter 2008, excluding the impairment charge at Taft.

Steam and industrial coal sales were 326,000 tons during the fourth quarter compared to sales of 362,000 tons in the prior-year period. Production totaled 300,000 tons in the fourth quarter versus prior-year production of 348,000 tons, reflecting lower demand in the 2009 period.

Walter Coke

Walter Coke generated net sales and revenues of $37.4 million in the fourth quarter 2009, compared to $48.4 million in the prior-year period. Excluding the charge associated with the closure of Walter Coke’s fiber plant, the business generated $4.4 million in operating income in the fourth quarter 2009 versus $12.2 million in the prior year. Lower revenue and operating income compared to the prior-year period were driven by reduced volume and pricing on lower domestic steel demand.

Fourth quarter 2009 metallurgical coke sales were 88,317 tons at an average price of $312.11 per ton. In the prior year, Walter Coke sold 97,927 tons at $391.28 per ton.

Corporate and Other

At Dec. 31, 2009, the Company had available liquidity of $401.6 million, including cash of $165.3 million and $236.3 million available under its credit facility. Total net debt outstanding at Dec. 31, 2009 was $11.2 million compared to $95.0 million at Sept. 30, 2009.

Capital expenditures were $29.0 million in the fourth quarter, totaling $96.3 million for the year.

Business Outlook

Walter Energy’s business outlook includes the following:

Coking Coal Sales(1)	Q4-2009 A	Q1-2010 E
Tons Sold (short tons, in millions)	1.4	1.7 - 1.9
Average Operating Margin(2) Per Ton	$30.50	$32 - $40

Steam & Industrial Coal Sales	Q4-2009 A	Q1-2010 E
Tons Sold (short tons)	326,000	315,000 - 350,000
Average Operating Margin(2) Per Ton	$18.59	$15 - $20

Coke Sales	Q4-2009 A	Q1-2010 E
Tons Sold	88,317	125,000 - 135,000
Average Operating Margin(2) Per Ton(3)	$50.08	$44 - $49

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

(1)  Includes the underground mining operation at Jim Walter Resources; excludes the coal bed methane operation

(2)  Operating margin is defined as operating income (Earnings Before Interest & Taxes) from each business shown

(3)  Fourth quarter 2009 operating margin excludes a $4.5 million pre-tax charge related to the closure of Walter Coke’s Fiber Division.

The Company recently concluded settlement of its remaining 2008-2009 carryover tons and expects to deliver 1.1 million short tons in 2010 and 0.2 million short tons in the first quarter of 2011.

Coking coal sales committed and priced for 2010 are projected as follows:

Coking Coal Sales Committed and Priced (short tons in millions)	Q1 2010 E	Q2 2010 E	Q3 2010 E	Q4 2010 E
2008-2009 Carryover Tons	0.2	0.3	0.4	0.2
2009-2010 Contract Tons	1.5-1.7	0.5-0.7	-	-

Total coking coal sales are expected to total approximately 8.0 million tons in 2010. Pricing on all 2008-2009 carryover tons is at original contract of approximately $315 per metric ton FOB Port (approximately $286 per short ton FOB Port). Pricing on the 2009-2010 benchmark tons is at approximately $129 per metric ton FOB Port (approximately $117 per short ton FOB Port). The remainder of coking coal sales volume for 2010 is unpriced. Given the current market environment, the Company expects to achieve record average realized pricing for the year.

Coking coal production is expected to total 1.7 to 1.8 million tons in the first quarter, with production costs expected to average between $55 and $60 per ton.

Walter Coke should return to full capacity by the end of the first quarter and expects full-year 2010 sales to total 380,000 - 400,000 tons. In addition, returning to full production should improve cost leverage after the first quarter.

Walter Minerals expects to produce and sell 1.3 - 1.4 million tons of steam and industrial coal in 2010, with all expected sales volumes priced. Overall results for 2010 are expected to remain consistent with the results in 2009.

The Company expects 2010 full-year capital expenditures of approximately $110 million, including maintenance capital of approximately $80 million.

Conference Call Web cast

Chief Executive Officer Victor P. Patrick, President and Chief Operating Officer George R. Richmond and members of the Company’s leadership team will discuss Walter Energy’s fourth quarter results, its outlook and other general business matters during a conference call and live Web cast to be held on Thursday, Feb. 4, 2010, at 10 a.m. Eastern Standard Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.0 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward- looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2008 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur. All data presented herein is as of December 31, 2009 unless otherwise noted.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months ended December 31,
	2009	2008
Net sales and revenues:
Net sales	$234,006	$360,923
Miscellaneous income	2,259	4,613
	236,265	365,536

Costs and expenses:
Cost of sales (exclusive of depreciation)	150,287	165,712
Depreciation	18,723	18,709
Selling, general and administrative	18,972	13,702
Postretirement benefits	7,696	6,982
Amortization of intangibles	112	67
Restructuring and impairment charges (1)	3,601	32,386
	199,391	237,558

Operating income	36,874	127,978
Interest expense	(4,980)	(3,851)
Interest income (2)	171	17,288
Income from continuing operations before income taxes	32,065	141,415
Income tax expense (benefit) (3)	(1,231)	44,424
Income from continuing operations	33,296	96,991
Discontinued operations (4), (5)	(4,120)	143,314
Net income	$29,176	$240,305

Basic income per share:
Income from continuing operations	$0.63	$1.78
Discontinued operations	(0.08)	2.63

Basic net income per share	$0.55	$4.41

Weighted average number of shares outstanding	53,098,146	54,534,083

Diluted income per share:
Income from continuing operations	$0.62	$1.77
Discontinued operations	(0.08)	2.60

Diluted net income per share	$0.54	$4.37

Weighted average number of diluted shares outstanding	53,951,917	54,944,493

(1)

The Company recorded a $3.6 million restructuring and impairment charge in the fourth quarter 2009 related to the closure of Walter Coke’s fiber plant. In addition, inventory write-downs of $0.9 million are included in cost of sales related to this closure, for total closure costs recognized of $4.5 million. During the fourth quarter 2008, the Company recorded a $32.4 million impairment charge related to mineral interests at Taft Coal Sales & Associates.

(2)

Interest income in 2008 includes $17.1 million of interest on a Black Lung Excise Tax refund claim.Total amount of the claim recorded in 2008 was $26.9 million. Of this amount, $23.2 million was received in 2009.

(3)

In the fourth quarter 2009, the Company recognized two large, unusual tax benefits resulting in a net tax benefit on pre-tax income. The tax benefits included (1) a permanent tax benefit of $5.9 million for non-taxable OPEB Medicare Part D subsidies and (2) a $3.8 million net tax benefit on certain deferred tax assets relating to a change in the effective state tax rate resulting from the decision to move the Company’s headquarters to Birmingham, AL. Excluding these items, the Company’s fourth quarter 2009 effective tax rate was 26.5%. This rate is lower than the effective tax rate in the fourth quarter 2008 primarily due to greater benefits from permanent percentage depletion deductions in 2009.

(4)

Discontinued operations includes the results of Financing, Homebuilding and Kodiak Mining, Co. (“Kodiak”), for all periods presented. On April 17, 2009, Financing was spun off to shareholders and merged with Hanover Capital Mortgage Holdings, Inc., creating Walter Investment Management Corporation, a publicly traded real estate investment trust. The Company announced the closure of its Homebuilding business in January 2009 and continues to liquidate the remaining assets. The Company’s Kodiak mining operations were closed in December 2008.

(5)	Discontinued operations for 2008 includes a tax benefit of $167.0 million resulting from the deemed liquidation, for tax purposes, of the Homebuilding group.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months
	ended December 31,
	2009	2008

NET SALES AND REVENUES:
Underground Mining (1)	$179,655	$302,625
Surface Mining (1)	26,029	24,108
Walter Coke	37,369	48,356
Other	430	673
Consolidating eliminations of intersegment activity	(7,218)	(10,226)
	$236,265	$365,536

OPERATING INCOME (LOSS):
Underground Mining (1)	$41,579	$148,706
Surface Mining (1) (2)	6,415	(29,049)
Walter Coke (3)	(43)	12,243
Other (4)	(10,869)	(3,301)
Consolidating eliminations of intersegment activity	(208)	(621)
Operating income	$36,874	$127,978

(1)

The previous year’s presentation has been revised to reflect a change in reportable segments from Natural Resources to Underground Mining and Surface Mining and to exclude Kodiak, Financing and Homebuilding which are reported as discontinued operations. Underground Mining includes the Company’s deep underground metallurgical coal operations from the No. 4 and No. 7 mines, and its natural gas operations. Surface Mining includes the operations of Tuscaloosa Resources, Inc., Taft Coal Sales & Associates and Walter Minerals.

(2)	The Company recorded a $32.4 million impairment charge related to mineral interests at Taft Coal Sales & Associates during the 2008 fourth quarter.
(3)	The Company recorded a $4.5 million charge in the 2009 fourth quarter related to the closure of Walter Coke’s fiber plant.
(4)

The increase in the Operating Loss - Other in the fourth quarter 2009 as compared to the prior year period is primarily due to costs related to the decision to relocate the Company’s headquarters to Birmingham, AL, as well as increased benefits costs, including pension and other retirement benefits.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the year ended
	December 31,
	2009	2008
Net sales and revenues:
Net sales	$955,508	$1,135,745
Miscellaneous income	11,319	13,939
	966,827	1,149,684

Costs and expenses:
Cost of sales (exclusive of depreciation)	586,774	628,325
Depreciation	72,939	56,542
Selling, general and administrative	70,063	63,394
Postretirement benefits	30,833	27,557
Amortization of intangibles	447	273
Restructuring and impairment charges (1)	3,601	32,386
	764,657	808,477

Operating income	202,170	341,207
Interest expense	(18,975)	(26,226)
Interest income	799	17,808
Income from continuing operations before income taxes	183,994	332,789
Income tax expense (2)	42,144	101,597
Income from continuing operations	141,850	231,192
Discontinued operations (3), (4)	(4,692)	115,388
Net income	$137,158	$346,580

Basic income (loss) per share:
Income from continuing operations	$2.67	$4.30
Discontinued operations	(0.09)	2.14

Basic net income per share	$2.58	$6.44

Weighted average number of shares outstanding	53,075,622	53,791,058

Diluted income (loss) per share:
Income from continuing operations	$2.64	$4.24
Discontinued operations	(0.09)	2.11

Diluted net income per share	$2.55	$6.35

Weighted average number of diluted shares outstanding	53,819,396	54,584,672

(1)

The Company recorded a $3.6 million restructuring and impairment charge in the fourth quarter 2009 related to the closure of Walter Coke’s fiber plant. In addition, inventory write-downs of $0.9 million are included in cost of sales related to this closure, for total closure costs recognized of $4.5 million. During the fourth quarter 2008, the Company recorded a $32.4 million impairment charge related to mineral interests at Taft Coal Sales & Associates.

(2)

The effective tax rate for 2009 is significantly lower than the effective tax rate in 2008 primarily due to an increase in benefits from percentage depletion deductions, an increase in non-taxable OPEB Medicare Part D subsidies earned, and an increase to certain deferred tax assets relating to a change in the effective state tax rate resulting from the decision to move the Company’s headquarters to Birmingham, AL.

(3)

Discontinued operations includes the results of Financing, Homebuilding and Kodiak Mining, Co. (“Kodiak”), for all periods presented. On April 17, 2009, Financing was spun off to shareholders and merged with Hanover Capital Mortgage Holdings, Inc., creating Walter Investment Management Corporation, a publicly traded real estate investment trust. The Company announced the closure of its Homebuilding business in January 2009 and continues to liquidate the remaining assets. The Company’s Kodiak mining operations were closed in December 2008.

(4)	Discontinued operations for 2008 includes a tax benefit of $167.0 million resulting from the deemed liquidation, for tax purposes, of the Homebuilding group.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the year
	ended December 31,
	2009	2008

NET SALES AND REVENUES:
Underground Mining (1)	$787,325	$911,067
Surface Mining (1)	99,556	72,711
Walter Coke	101,233	206,230
Other	2,469	3,424
Consolidating eliminations of intersegment activity	(23,756)	(43,748)
	$966,827	$1,149,684

OPERATING INCOME (LOSS):
Underground Mining (1)	$208,189	$328,071
Surface Mining (1) (2)	24,045	(23,397)
Walter Coke (3)	(1,338)	60,672
Other	(29,086)	(22,825)
Consolidating eliminations of intersegment activity	360	(1,314)
Operating income	$202,170	$341,207

(1)

The previous year’s presentation has been revised to reflect a change in reportable segments from Natural Resources to Underground Mining and Surface Mining and to exclude Kodiak, Financing and Homebuilding which are reported as discontinued operations. Underground Mining includes the Company’s deep underground metallurgical coal operations from the No. 4 and No. 7 mines, and its natural gas operations. Surface Mining includes the operations of Tuscaloosa Resources, Inc., Taft Coal Sales & Associates and Walter Minerals.

(2)	The Company recorded a $32.4 million impairment charge related to mineral interests at Taft Coal Sales & Associates during the 2008 fourth quarter.
(3)	The Company recorded a $4.5 million charge in the 2009 fourth quarter related to the closure of Walter Coke’s fiber plant.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the year
	ended December 31,		ended December 31,
	2009	2008	2009	2008
Operating Data:
Underground Mining
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,369	1,583	5,986	5,844
Purchased coal	—	126	98	490
	1,369	1,709	6,084	6,334

Average selling price per short ton	$126.48	$167.19	$124.64	$130.95

Tons sold by mine (in thousands):
Mine No. 4	680	663	2,789	3,248
Mine No. 7	689	920	3,197	2,596
Total	1,369	1,583	5,986	5,844

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$75.42	$69.08	$71.31	$61.60
Mine No. 7 per ton	$77.99	$65.00	$72.36	$77.82
Weighted average cost of sales per ton	$76.71	$66.71	$71.87	$68.81
Purchased coal costs (in thousands)	$23	$7,740	$4,071	$28,150
Other costs (in thousands) (1)	$802	$5,971	$12,142	$16,650

Tons of coal produced (in thousands):
Mine No. 4	605	715	2,719	3,188
Mine No. 7	749	1,079	3,366	2,852
Total	1,354	1,794	6,085	6,040

Coal production costs per ton: (2)
Mine No. 4	$61.35	$51.59	$56.77	$45.52
Mine No. 7	$72.36	$52.74	$64.64	$67.48
Weighted average production costs per ton	$67.44	$52.28	$61.12	$55.89

Natural gas sales, in mmcf (in thousands)	1,352	1,781	6,132	6,625
Natural gas average sale price per mcf	$4.09	$7.92	$4.27	$8.39
Natural gas cost of sales per mcf	$2.87	$2.93	$2.61	$3.32

Surface Mining
Tons sold (in thousands)	326	362	1,234	1,069
Tons of coal produced (in thousands)	300	348	1,328	1,049
Average selling price per short ton	$77.47	$65.43	$76.20	$64.96
Coal production costs per ton	$69.29	$61.99	$62.20	$59.34

(1)	Consists of charges (credits) not directly allocable to a specific underground mine.

(2)

Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the year
	ended December 31,		ended December 31,
	2009	2008	2009	2008
Operating Data (continued):

Walter Coke:
Metallurigical coke tons sold	88,317	97,927	200,241	409,457
Metallurigical coke average sales price per ton	$312.11	$391.28	$328.85	$393.66

Depreciation ($ in thousands):
Underground Mining	$15,633	$12,931	$59,393	$43,149
Surface Mining	1,880	4,442	8,574	8,327
Walter Coke	1,148	1,119	4,566	4,152
Other	62	217	406	914
	$18,723	$18,709	$72,939	$56,542

Capital expenditures ($ in thousands) (1):
Underground Mining	$23,778	$27,684	$74,625	$125,789
Surface Mining	3,490	6,158	16,210	8,626
Walter Coke	1,475	1,333	4,837	6,904
Other	243	96	626	308
	$28,986	$35,271	$96,298	$141,627

(1)

Includes the acquisition of property, plant and equipment under capital lease and other obligations totaling $16.4 million and $41.7 million during the quarter and year ended December 31, 2008, respectively.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	December 31,	December 31,
	2009	2008
ASSETS
Current assets of continuing operations:
Cash and cash equivalents	$165,279	$116,074
Receivables, net	70,500	140,423
Inventories	99,278	75,172
Deferred income taxes	110,576	84,669
Other current assets	27,065	26,119
Total current assets	472,698	442,457
Property, plant and equipment, net	522,931	504,585
Deferred income taxes	178,338	179,402
Other long-term assets	70,192	69,251
Total assets of continuing operations	1,244,159	1,195,695

Assets of discontinued operations:
Current assets (1)	15,197	16,158
Long-term assets (1)	—	18,396
Unclassified assets (2)	—	1,837,744
Total assets of discontinued operations	15,197	1,872,298
TOTAL ASSETS	$1,259,356	$3,067,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities of continuing operations
Accounts payable	$44,211	$60,497
Accrued expenses	39,034	57,230
Current debt	13,351	13,480
Accumulated postretirement benefits obligation	23,563	19,124
Other current liabilities	18,513	20,801
Total current liabilities of continuing operations	138,672	171,132
Long-term debt	163,147	211,905
Accumulated postretirement benefits obligation	429,096	349,184
Other long-term liabilities	261,736	273,645
Total liabilities of continuing operations	992,651	1,005,866

Liabilities of discontinued operations:
Current liabilities (1)	7,310	12,400
Unclassified liabilities (2)	—	1,419,458
Total liabilities of discontinued operations	7,310	1,431,858
TOTAL LIABILITIES	999,961	2,437,724

STOCKHOLDERS’ EQUITY	259,395	630,269
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,259,356	$3,067,993

(1)	Includes the remaining assets and liabilities of the Company’s closed businesses: Homebuilding and Kodiak.
(2)	Represents the assets and liabilities of the Company’s Financing business, which was spun off to shareholders on April 17, 2009.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2008	$630,269	$541	$714,174		$50,990	$(135,436)

Comprehensive income:
Net income	137,158			$137,158	137,158
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	(28,513)			(28,513)		(28,513)
Change in unrealized gain (loss) on hedges	(877)			(877)		(877)
Comprehensive income				$107,768

Purchases of stock under stock repurchase program	(34,254)	(14)	(34,240)
Stock issued upon the exercise of stock options	9,888	5	9,883
Stock dividend for spin-off of Financing	(439,093)		(321,301)		(116,106)	(1,686)
Dividends paid, $0.40 per share	(21,190)		—		(21,190)
Stock-based compensation	6,703		6,703
Other	(696)		(696)
Balance at December 31, 2009	$259,395	$532	$374,523		$50,852	$(166,512)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the year ended December 31,
	2009	2008

OPERATING ACTIVITIES
Net income	$137,158	$346,580
Loss from discontinued operations	4,692	(115,388)
Income from continuing operations	141,850	231,192

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation	72,939	56,542
Non cash income tax provision	31,333	87,922
Non cash restructuring and impairment charges	3,601	32,386
Other	16,042	14,896

Decrease (increase) in assets:
Receivables	69,772	(92,421)
Inventories	(25,076)	(32,005)
Other current assets	17,624	23,775
Increase (decrease) in liabilities:
Accounts payable	(16,286)	4,768
Accrued expenses and other current liabilities	(27,831)	4,399
Cash flows provided by operating activities	283,968	331,454

INVESTING ACTIVITIES
Additions to property, plant and equipment	(96,298)	(99,946)
Acquisition of Taft Coal Sales & Associates	—	(17,088)
Other	3,270	(1,727)
Cash flows used in investing activities	(93,028)	(118,761)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	340,000
Retirements of debt	(61,597)	(398,709)
Proceeds from stock offering	—	280,464
Dividends paid	(21,190)	(16,233)
Cash spun off to Financing	(33,821)	—
Purchases of stock under stock repurchase program	(34,254)	(64,644)
Other	3,719	5,172
Cash flows provided by (used in) financing activities	(147,143)	146,050
Cash flows provided by (used in) continuing operations	43,797	358,743

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by operating activities	19,070	25,563
Cash flows provided by investing activities	27,379	36,210
Cash flows used in financing activities	(41,385)	(333,458)
Cash flows provided by (used in) discontinued operations	5,064	(271,685)

Net decrease in cash and cash equivalents	$48,861	$87,058

Cash and cash equivalents at beginning of period	$116,074	$27,459
Add: Cash and cash equivalents of discontinued operations at beginning of year	1,598	3,155
Net increase (decrease) in cash and cash equivalents	48,861	87,058
Less: Cash and cash equivalents of discontinued operations at end of period	1,254	1,598
Cash and cash equivalents at end of period	$165,279	$116,074

SUPPLEMENTAL DISCLOSURES

Non-cash transations:
Financing of one-year property insurance policy	$12,710	$13,884
Dividend to spin off Financing	$437,407	$—
Lease financing of equipment and other obligations	$—	$41,681
Non-cash conversion of Senior Subordinated Convertible Notes into common stock	$—	$785